The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 5, 2021

Pricing supplement
To prospectus dated April 8, 2020,
prospectus supplement dated April 8, 2020,
product supplement no. 4-II dated November 4, 2020 and

underlying supplement no. 1-II dated November 4, 2020

Registration Statement Nos. 333-236659 and 333-236659-01 Dated November , 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments

$

Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due May 9, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a return of 1.15 times any appreciation (up to the Maximum Upside Return of at least 21.275%), or an unleveraged return equal to the absolute value of any depreciation (up to 20.00%), of the lesser performing of the S&P 500® Index and the Russell 2000® Index at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level of either Index is less than its Index Strike Level by more than 20.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”)
Upside Leverage Factor:	1.15
Payment at Maturity:	If the Ending Index Level of each Index is greater than its Index Strike Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Lesser Performing Index Return multiplied by the Upside Leverage Factor, subject to the Maximum Upside Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return × 1.15), subject to the Maximum Upside Return

If the Ending Index Level of each Index is equal to its Index Strike Level, you will receive the principal amount of your notes at maturity.

If the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by up to the Contingent Buffer Amount, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Index Return)

Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level of either Index is less than its Index Strike Level by more than the Contingent Buffer Amount of 20.00%, your maximum payment at maturity if the Lesser Performing Index Return is negative is $1,200.00 per $1,000 principal amount note.

If the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return)
If the Ending Index Level of either Index is less than its Index Strike Level by more than the Contingent Buffer Amount of 20.00%, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Upside Return:

At least 21.275%*. For example, if the Lesser Performing Index Return is equal to or greater than 18.50%, you will receive the Maximum Upside Return of 21.275%, which entitles you to a maximum payment at maturity if the Lesser Performing Index Return is positive of $1,212.75 per $1,000 principal amount note that you hold.

*The actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 21.275%.

Contingent Buffer Amount:	20.00%
Index Return:	With respect to each Index, (Ending Index Level – Index Strike Level) Index Strike Level
Absolute Index Return:	The absolute value of the Index Return. For example, if the Index Return is -5%, the Absolute Index Return will equal 5%.
Index Strike Level:	With respect to each Index, the closing level of such Index on the Strike Date, which was 4,680.06 for the S&P 500® Index and 2,402.432 for the Russell 2000® Index. The Index Strike Levels are not determined by reference to the closing level of each Index on the Pricing Date.
Ending Index Level:	With respect to each Index, the arithmetic average of the closing levels of such Index on the Ending Averaging Dates
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices
Strike Date:	November 4, 2021
Pricing Date:	On or about November 8, 2021
Original Issue Date:	On or about November 12, 2021 (Settlement Date)
Ending Averaging Dates*:	April 28, 2023, May 1, 2023, May 2, 2023, May 3, 2023 and May 4, 2023
Maturity Date*:	May 9, 2023
CUSIP:	48132YRE7
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $12.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

If the notes priced today, the estimated value of the notes would be approximately $981.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 2
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Index is the Russell 2000® Index. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity. Each hypothetical total return or payment at maturity set forth below assumes an Index Strike Level of 2,400 for the Russell 2000® Index and a Maximum Upside Return of at least 21.275% and reflects the Upside Leverage Factor of 1.15 and the Contingent Buffer Amount of 20.00%. The actual Upside Leverage Factor and Maximum Upside Return will be provided in the pricing supplement and will not be less than 1.15 and 21.275%, respectively. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Index Level	Lesser Performing Index Return	Absolute Index Return	Total Return

4,320.00	80.00%	N/A	21.275%
4,080.00	70.00%	N/A	21.275%
3,840.00	60.00%	N/A	21.275%
3,600.00	50.00%	N/A	21.275%
3,360.00	40.00%	N/A	21.275%
3,120.00	30.00%	N/A	21.275%
2,880.00	20.00%	N/A	21.275%
2,844.00	18.50%	N/A	21.275%
2,640.00	10.00%	N/A	11.500%
2,520.00	5.00%	N/A	5.750%
2,460.00	2.50%	N/A	2.875%
2,400.00	0.00%	N/A	0.00%
2,340.00	-2.50%	2.50%	2.50%
2,280.00	-5.00%	5.00%	5.00%
2,160.00	-10.00%	10.00%	10.00%
1,920.00	-20.00%	20.00%	20.00%
1,919.76	-20.01%	N/A	-20.01%
1,680.00	-30.00%	N/A	-30.00%
1,440.00	-40.00%	N/A	-40.00%
1,200.00	-50.00%	N/A	-50.00%
960.00	-60.00%	N/A	-60.00%
720.00	-70.00%	N/A	-70.00%
480.00	-80.00%	N/A	-80.00%
240.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

JPMorgan Structured Investments —	PS- 3
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Lesser Performing Index increases from the Index Strike Level of 2,400.00 to an Ending Index Level of 2,460.00.

Because the Ending Index Level of 2,460.00 is greater than the Index Strike Level of 2,400.00 and the Lesser Performing Index Return of 2.50% multiplied by the Upside Leverage Factor does not exceed the Maximum Upside Return of 21.275%, the investor receives a payment at maturity of $1,028.75 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.50% × 1.15) = $1,028.75

Example 2: The level of the Lesser Performing Index decreases from the Index Strike Level of 2,400.00 to an Ending Index Level of 2,280.00.

Although the Lesser Performing Index Return is negative, because the Ending Index Level of 2,280.00 is less than the Index Strike Level of 2,400.00 and the Lesser Performing Index Return of -5.00% does not exceed the Contingent Buffer Amount of 20.00%, the Absolute Index Return is 5.00%. Accordingly, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 3: The level of the Lesser Performing Index increases from the Index Strike Level of 2,400.00 to an Ending Index Level of 2,880.00.

Because the Ending Index Level of 2,880.00 is greater than the Index Strike Level of 2,400.00 and the Lesser Performing Index Return of 20.00% multiplied by the Upside Leverage Factor exceeds the Maximum Upside Return of 21.275%, the investor receives a payment at maturity of $1,212.75 per $1,000 principal amount note, the maximum payment at maturity if the Lesser Performing Index Return is positive.

Example 4: The level of the Lesser Performing Index decreases from the Index Strike Level of 2,400.00 to an Ending Index Level of 1,200.00.

Because the Ending Index Level of 1,200.00 is less than the Index Strike Level of 2,400.00 by more than the Contingent Buffer Amount of 20.00% and the Lesser Performing Index Return is -50.00%, the investor receives a payment at maturity of $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50.00%) = $500.00

Example 5: The level of the Lesser Performing Index decreases from the Index Strike Level of 2,400.00 to an Ending Index Level of 1,920.00. Although the Lesser Performing Index Return is negative, because the Ending Index Level of 1,920.00 is less than the Index Strike Level of 2,400.00 by up to the Contingent Buffer Amount of 20.00% and the Absolute Index Return is 20.00%, the investor receives a payment at maturity of $1,200.00 per $1,000 principal amount note, the maximum payment at maturity if the Lesser Performing Index Return is negative, calculated as follows:

$1,000 + ($1,000 × 20.00%) = $1,200.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 4
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Purchase Considerations

•	CAPPED, LEVERAGED APPRECIATION POTENTIAL IF THE LESSER PERFORMING INDEX RETURN IS POSITIVE — The notes provide the opportunity to earn a capped, leveraged return of 1.15 times a positive Index Return, up to the Maximum Upside Return of at least 21.275%. Accordingly, the maximum payment at maturity if the Lesser Performing Index Return is positive is $1,212.75 per $1,000 principal amount note. The actual Maximum Upside Return will be provided in the pricing supplement and will not be less than 21.275%. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL FOR UP TO A 20.00% RETURN ON THE NOTES EVEN IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE — If the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by up to the Contingent Buffer Amount, you will earn a positive, unleveraged return on the notes equal to the Absolute Index Return. Under these circumstances, you will earn a positive return on the notes even though the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level. For example, if the Lesser Performing Index Return is -5%, the Absolute Index Return will equal 5%. Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by more than the Contingent Buffer Amount of 20.00%, your maximum payment at maturity if the Lesser Performing Index Return is negative is $1,200.00 per $1,000 principal amount note.
•	RETURN DEPENDENT ON THE LESSER PERFORMING OF THE INDICES — The return on the notes is dependent on the Lesser Performing Index, which will either be the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances,

JPMorgan Structured Investments —	PS- 5
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Indices or any of the component securities included in the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Lesser Performing Index Return is positive or negative. If the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by more than the Contingent Buffer Amount of 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level. Accordingly, under these circumstances, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE CONTINGENT BUFFER AMOUNT — If the Ending Index Level of the Lesser Performing Index is greater than its Index Strike Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Upside Return of at least 21.275%, regardless of the appreciation of the Lesser Performing Index, which may be significant. In addition, if the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by up to the Contingent Buffer Amount of 20.00%, you will receive at maturity $1,000 plus an additional return equal to the Absolute Index Return, up to 20.00%. Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by more than the Contingent Buffer Amount of 20.00%, your maximum payment at maturity if the Lesser Performing Index Return is negative is $1,200.00 per $1,000 principal amount note.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Index Level of either Index is less than its Index Strike Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Index from its Index Strike Level to its Ending Index Level.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to each of the Indices. The performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the level of each Index.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level by more than the Contingent Buffer Amount, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of the other Index is not less than its Index Strike Level by more than the Contingent Buffer Amount.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in either Index would have.

JPMorgan Structured Investments —	PS- 6
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Strike Date and the Pricing Date that the Ending Index Level of the Lesser Performing Index could be less than its Index Strike Level by more than the Contingent Buffer Amount. An Index’s volatility, however, can change significantly over the term of the notes. The closing level of an Index could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of

JPMorgan Structured Investments —	PS- 7
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Indices

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® Index — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

JPMorgan Structured Investments —	PS- 8
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 8, 2016 through October 29, 2021. The closing level of the S&P 500® Index on November 4, 2021 was 4,680.06. The closing level of the Russell 2000® Index on November 4, 2021 was 2,402.432.

We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Strike Date, the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMorgan Structured Investments —	PS- 9
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Lesser Performing of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS- 10
Capped Dual Directional Contingent Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index